Exhibit 99.1

CSB Bancorp, Inc. Declares Third Quarter Cash Dividend

MILLERSBURG, OH – August 26, 2026 - CSB Bancorp, Inc., (OTCID: CSBB) announced that the Company’s Board of Directors has declared a third quarter cash dividend of $0.45 per share on its common stock, payable September 22, 2026, to shareholders of record as of September 8, 2026. The dividend represents a $0.02 increase in the linked quarterly cash dividend and a $0.04 increase over the prior year third quarter dividend.

CSB Bancorp, Inc. is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.3 billion as of June 30, 2026. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Stark, Tuscarawas, and Wayne counties, Trust offices located in Millersburg and Wooster, and a loan production office in Medina, Ohio. CSB is located on the web at http://www.csb1.com.

Contact information:

Paula Meiler, SVP and CFO

330-763-2873

paula.meiler@csb1.com